                                                                  EXHIBIT 4.3


                          SHOWSCAN ENTERTAINMENT INC.
                        CULVER CITY, CALIFORNIA, U.S.A.

                                US$ 7'000'000.--
                             8 % Convertible Notes
                             Due September 1, 1999

                        -------------------------------

                                AGENCY AGREEMENT





                                AUGUST 14, 1995
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                                AGENCY AGREEMENT


This agreement is entered into effective as of August 14, 1995, between SHOWSCAN ENTERTAINMENT INC., a Delaware corporation with principal offices at 3939 Landmark Street, Culver City , California 90232-2315, United States of America (the "Company") of the first part and BANCA DEL GOTTARDO, a Swiss corporation with principal offices at Viale Stefano Franscini 8, 6901 Lugano, Switzerland ("Banca del Gottardo") of the second part.

As authorized by its Board of Directors on August 11, 1995 and pursuant to a Note Purchase, Paying and Conversion Agency Agreement dated August 14, 1995 (the "Agreement"), the Company proposes to make an offer on the Swiss capital market for the sale of its convertible notes (the "Convertible Notes"). The Convertible Notes will be convertible into freely transferable and non-restricted shares (the "Shares") of the Common Stock of the Company (the "Common Stock"), on the terms and conditions provided hereafter. The Board of Directors of the Company has approved this agreement and has authorized the conversion of the Convertible Notes into the Common Stock of the Company on the terms and conditions hereof.

ARTICLE 1    CONVERSION AGENT

             1.1. The Company hereby appoints Banca del Gottardo, acting through its specified office in Switzerland, as sole Conversion Agent (the "Conversion Agent") for the conversion of Notes or coupons into Shares in accordance with the provisions for conversion set forth in Exhibit 1 hereto (the "Conversion Provisions") which constitutes an integral part of this agreement.

             1.2. So long as any Notes are outstanding, the Company shall maintain a stock transfer agent (the "Stock Transfer Agent") or shall itself perform the functions required of such agent under this agreement.

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             1.3.   The appointment of the Conversion Agent hereunder shall
                    continue in effect until the conversion right in respect of the Convertible Notes shall have terminated. So long as Banca del Gottardo satisfactorily performs its obligations hereunder the Company shall not without the consent of Banca del Gottardo which consent shall not be unreasonably withheld appoint any other Conversion Agent or pay any other bank any commission or remuneration for the conversion of the Convertible Notes or coupons.

ARTICLE 2    FEES

             2.1. In consideration for the services rendered by the Conversion Agent in connection with the conversion of the Convertible Notes and coupons, the Company undertakes to pay upon demand to the Conversion Agent in US Dollars the reasonable out-of-pocket expenses (e.g., telex, cable, postage, telephone, legal and insurance expenses, if any) incurred by the Conversion Agent in connection with its services hereunder. All conversions must meet the requirements of Article 1 (Conversion Right) of Exhibit 1 to this Annex E.

             2.2. Neither Banca del Gottardo nor the Noteholders shall have any obligation to pay to the Stock Transfer Agent any commission, fees, costs or charges in connection with the conversion of Convertible Notes or coupons and the making available of the respective Shares as provided hereafter.

ARTICLE 3    INDEMNIFICATION

             The Company will indemnify and hold harmless the Conversion Agent against any losses, liabilities, costs, claims, actions or demands which it may incur or which may be made against it as a result of or in connection with its appointment or the exercise of its powers and duties under this Agreement other than those based upon or arising out of the negligence or wilful misconduct on the part of the Conversion Agent or any of its employees or agents.

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ARTICLE 4    CONVERSION OF CONVERTIBLE NOTES AND COUPONS

             Each Convertible Note and all unmatured coupons attached thereto, submitted for conversion to the Conversion Agent (a "Converted Note") shall be imprinted or stamped by the Conversion Agent with a legend to the effect that such Convertible Note or coupon has been converted. All Converted Notes and coupons shall be held by Banca del Gottardo for the account of the Company. Banca del Gottardo shall maintain a record of Convertible Notes and coupons converted.

ARTICLE 5    NOTICES

             All notices required under this Agreement shall be deemed to have been duly given if sent by cable, telex or facsimile transmission (confirmed in writing, sent by registered airmail) to the following addresses:

             If to the Company:

             SHOWSCAN ENTERTAINMENT INC.
             3939 Landmark Street
             Culver City
             California 90232-2315, U.S.A.
             Attention:    William C. Soady
                           President and Chief Executive Officer
             Facsimile:    (310) 280-04 76

             copies to:
             W. Tucker Lemon
             Vice President and General Counsel
             Facsimile:    (310) 559-79 84

             Dennis Pope
             Executive Vice President and Chief Financial Officer
             Facsimile:    (310) 280-04 76

             If to the Conversion Agent:

             BANCA DEL GOTTARDO
             Viale Stefano Franscini 8
             6901 Lugano, Switzerland
             Attention:    New Issue Department
             Telex:        841 052
             Facsimile:    0114191 281 843

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             or to such other address as at the party receiving the notice shall have notified to the other party in writing. Such cable, telex or facsimile transmission notice shall be deemed to have been duly given at the time of dispatch. Any party receiving a notice by cable, telex or facsimile transmission will be protected by relying upon the cabled, telexed or transmitted notice even though such notice is not subsequently confirmed in writing.

ARTICLE 6    GOVERNING LAW

             6.1. This agreement shall be governed by and construed in accordance with Swiss law, except as to matters regarding conversion of the Notes into Common Stock of the Company, which shall be governed by and construed in accordance with the laws of Delaware. Any action or proceedings against the Company relating to this agreement or the Convertible Notes or coupons may be brought and enforced in the ordinary courts of the Canton of Ticino, venue being in the City of Lugano, and the Company hereby irrevocably submits to such courts in respect of any such action or proceeding with the right to appeal, as provided by law, to the Swiss Federal Court in Lausanne, the judgment of which shall be final. Solely for that purpose and for the purpose of execution in Switzerland, the Company hereby elects legal and special domicile at the office of Banca del Gottardo, Viale Stefano Franscini 8, 6901 Lugano, Switzerland. Banca del Gottardo shall notify the Company promptly upon receipt of any notice by it in its capacity as the Company's agent for service of process.

             6.2. The Conversion Agent shall also have the right to bring any legal action or proceeding hereunder against the Company in any state or federal court in the United States of America which may have jurisdiction.

ARTICLE 7    COUNTERPARTS

             This agreement may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

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             IN WITNESS WHEREOF, the Company and Banca del Gottardo have caused this agreement to be signed and acknowledged by their officers authorized to do so, as of August 14, 1995.


                                            SHOWSCAN ENTERTAINMENT INC.


                                            By: /s/ William C. Soady
                                               ---------------------------------


                                            BANCA DEL GOTTARDO


                                            By: /s/ Fabio Testori
                                               ---------------------------------

                                                /s/ Francesco Bolgiani
                                               ---------------------------------


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                                                            EXHIBIT 1 TO ANNEX E



                              CONVERSION PROVISIONS

The following are the provisions for the conversion (the "Conversion Provisions") of the USD 7'000'000.-- 8% Convertible Notes due September 1, 1999 of Showscan Entertainment Inc., Culver City, CA (the "Company") into freely transferable and non-restricted shares of the common stock of the Company. Unless otherwise defined herein, the terms used herein have the meanings ascribed to them in the Note Purchase, Paying and Conversion Agency Agreement and the Agency Agreement (the "Agency Agreement") dated as of August 14, 1995 between the Company and Banca del Gottardo .

--------------------------------------------------------------------------------

ARTICLE 1

Conversion Right

1.1. Subject to and upon compliance with these Conversion Provisions, the holder of 10 or more Notes (a "Noteholder") will have the right at any time on and after December 1, 1995 up to the close of business of banks in Lugano on August 20, 1999, or, in case the Notes are called for redemption in accordance with Section 4 of the Terms of the Notes, then prior to the close of business of banks in Lugano on the earlier of August 20, 1999 and the fifth business day preceding the date fixed for redemption, but in no event thereafter, to convert such Note into freely transferable and non-restricted (such non-restriction being subject to the effectiveness of a registration statement under the U.S. securities laws covering such common stock or an exemption from the registration requirements of such laws) shares of common stock which are duly registered under the 1933 Securities Act or exempt from the registration requirements thereof, with par value USD .001 per share (such presently authorized capital stock and any other stock into which such presently authorized common stock may hereafter be changed, the "Common Stock"), of the Company, calculated as to each conversion to the greatest number of full Shares, disregarding fractions, at the price of initially USD
        5.75 for each Share, such price being subject to adjustment in certain instances as provided in Article 2 hereafter


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        (as so adjusted from time to time, the "Conversion Price").  Fractions of a share will not be issued on conversion; provided, however, that if a Noteholder at any one time delivers more than 10 Notes for conversion, the number of Shares issued shall be calculated on the basis of the aggregate principal amount of the Notes so delivered. A cash adjustment shall be paid in respect of any fractional Share which would otherwise be issuable upon conversion of any Note in an amount in U.S. Dollars based upon the market price of the Common Stock on the last trading day prior to the date of conversion. Cash adjustments for fractional shares will not be made for amounts less than one U.S. Dollar.

1.2. In order to exercise the right of conversion, a Noteholder shall (a) deliver the Notes to be converted during normal business hours, accompanied by the conversion notice in the form obtainable from the Conversion Agent (the "Conversion Notice") to the Conversion Agent and
        (b) pay to the Conversion Agent any stamp or other taxes that may be payable in Switzerland on such conversion. Each Note delivered for conversion must be delivered with all unmatured coupons attached and/or with an amount equal to the face value of any missing, unmatured coupons. Such missing, unmatured coupons shall be paid upon subsequent presentation thereof, provided they shall not have become barred pursuant to Section 11 of the Terms of the Notes.

1.3.    The Conversion Agent undertakes to:

        (a) make available to Noteholders the Conversion Notice in such form as may from time to time be agreed by the Company and the Conversion Agent;

        (b)   upon receipt of a Conversion Notice from a Noteholder:

              (i) verify that (A) the Conversion Notice has been duly completed and signed by or on behalf of the Noteholder named therein, (B) the Conversion Notice is accompanied by all Notes to which it relates and all unmatured coupons appertaining to such Notes and/or an amount equal to the face value of any missing unmatured coupons and (C) the amount of any stamp or other taxes payable by the Noteholder has been paid; and

              (ii)   endorse the Conversion Notice;

        (c) imprint or stamp all Notes submitted to it for conversion, and all unmatured coupons attached thereto, in accordance with Article 4 of the Agency Agreement

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              promptly upon satisfaction by the Noteholder of all conditions precedent to the conversion; and

        (d) dispatch within two business days after satisfaction by the Noteholder of all conditions precedent to the conversion to the relevant tax authorities, payment in respect of any stamp or other taxes payable on the conversion, in accordance with the laws of Switzerland.

1.4. The Conversion Agent shall promptly, upon the later of the date of receipt of the Conversion Notice and the satisfaction of all other conditions precedent to the conversion stated above, endorse the Conversion Notice and notify the Company and the Stock Transfer Agent of the Company (at present Continental Stock Transfer and Trust Company, 2 Broadway, New York, NY 10004), by telex or cable of (a) the principal amount and serial numbers of the Notes deposited for conversion, (b) the number of Shares issuable upon conversion of such Notes and (c) the name and address of each person (the "Shareholder") to whom such Shares are to be issued. Such conversion shall become effective at the close of business on the date (the "Conversion Date") on which the Company shall have received at its principal executive offices, during normal business hours, from the Conversion Agent a telecopy, telex or cable notification. If such telecopy, telex or cable notification is received after the close of business on such date, the Conversion Date will be the immediately following business day. At such Conversion Date the rights of the holder (other than the Company) of a Note shall cease and the Shareholder shall be deemed to have become the holder of such Shares.

1.5. As soon as practicable on or after the Conversion Date, but in no event later than seven business days thereafter, the Company shall (a) cause the Shareholder to be registered as the owner of the Shares issued upon conversion of such Shareholder's Notes in the register of Shareholders of the Company, (b) make available, or cause the Stock Transfer Agent to issue, a certificate or certificates for such Shares registered in the name of the Shareholder (together with any other securities, properties or cash deliverable at the Conversion Date) and (c) at the request of the Shareholder, cause the Stock Transfer Agent to forward, at the risk and expense and for account of such Shareholder, such certificate or certificates (together with any other securities, properties or cash deliverable upon conversion) to such person or persons at the address specified in the Conversion Notice, together with such assignments and other documents, if any, as may be required by law to effect the transfer thereof with full benefits under the laws of the applicable jurisdiction of the United States of America.

1.6.    The Company covenants that:

        (a) so long as any Notes are outstanding, it shall keep available authorized shares of Common Stock sufficient to permit all Notes outstanding and unconverted to be converted in accordance with these Conversion Provisions;

        (b) all shares of Common Stock delivered upon conversion of Notes as provided herein will be validly issued, fully-paid and non-assessable;

        (c) it shall file and use its best efforts to be declared effective, on or before November 1, 1995, any registration under the United States securities laws that may be required before the Shares can be delivered upon conversion of the Notes and freely marketed in the United States.

1.7. Shares issued upon conversion and registered in the name of the Shareholder shall be freely transferable and non-restricted and shall be entitled to receive all dividends paid on such Common Stock on or after the Conversion Date, except for dividends payable to Shareholders registered as such as of a record date occurring prior to the Conversion Date. No payments shall be made upon conversion for interest accrued since the Coupon Due Date next preceding the Conversion Date.

1.8. Notes may be presented for conversion only to an office of the Conversion Agent outside the United States. The Company and the Conversion Agent will deliver Common Stock or other consideration received upon conversion only to an account or address outside the United States.


ARTICLE 2

The Conversion Price shall be subject to adjustments in the following circumstances occurring after August 14, 1995:

2.1. In case the Company shall hereafter (i) pay a dividend on its Common Stock in shares of its Common Stock or make a distribution in shares of its Common Stock with respect to its outstanding Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock or (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Conversion Price in effect at the time of the record date for such dividend or of the effective date of such subdivision or combination shall be determined by multiplying the Conversion Price in effect immediately prior to such record date or effective date by a fraction, the numerator of which shall be the total number of outstanding shares of Common Stock immediately prior to such record date or effective date, and the denominator of which shall be the total number of outstanding Common Stock immediately following such record date or effective date. Such adjustments made pursuant to this Section 2.1 shall be made successively whenever any event listed above shall occur.


2.2.    In computing an adjustment in the Conversion Price pursuant to Section
        2.1 above, shares of Common Stock not outstanding at the time of such computation shall be deemed outstanding to the extent that the Conversion Price has been previously adjusted to reflect the issuance of such shares of Common Stock or rights, options or warrants to subscribe for or purchase such shares of Common Stock.

2.3. Except as stated in Section 2.1 above, the Conversion Price shall not be adjusted for the issuance of shares of Common Stock of the Company whether or not at less than the Current Market Price or the current Conversion Price, whether for cash or property.

2.4. No adjustment shall be made to the Conversion Price unless such adjustment would result in any increase or decrease of at least USD 0.05 in the Conversion Price then in effect; provided, however, that any adjustments which by reason of this Section 2.4 are not required to be made will by carried forward and taken into account in any subsequent adjustment.

2.5. All calculations under these Conversion Provisions shall be made to the nearest one U.S. cent, with 0.5 U.S. cent or more to be considered a full U.S. cent, or to the nearest one-hundredth of a share, as the case may be.

2.6. Whenever the Conversion Price is adjusted as herein provided, the Company shall promptly send to Banca del Gottardo a certificate of the Company setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment and the date on which it becomes effective. The contents of any certificate required by this Section 2.9 may be transmitted by telecopy, telex or cable, but shall be confirmed in writing as hereinbefore provided. Banca del Gottardo may rely upon such certificate (or such transmission by telecopy, cable or telex, whether or not so confirmed) as conclusive evidence of the correctness of the adjustment referred to therein.

2.7. Notwithstanding the foregoing, no adjustment shall be made to the extent that it would reduce the Conversion Price to less than the par value of the shares of Common Stock (USD .001 at the date hereof).

2.8. In any case in which this Article shall require that an adjustment be made retroactively immediately following a record date, the Company shall as promptly as practicable issue to the holder of any Note converted after such record date the shares of Common Stock and other common stock of the Company issuable on such conversion in excess of the shares of Common Stock and other common stock of the Company issuable on such conversion on the basis of the Conversion Price prior to such adjustment.

2.9. Notwithstanding the foregoing provisions of this Article 2, no adjustment shall be made to the Conversion Price with respect to any securities outstanding as of August 14, 1995 or the Company's existing stockholder rights plan as of August 14, 1995.


ARTICLE 3

3.1.    In the event that:

        (a) the Company shall authorize the issuance to all holders of shares of Common Stock of rights, options or warrants to subscribe for or purchase any shares of Common Stock or any securities convertible into shares of Common Stock, or of any other subscription rights or warrants;

        (b) the Company shall authorize the distribution to all holders of shares of Common Stock of evidences of its indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends payable in Common Stock);

        (c) there shall be any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or there shall be the conveyance or transfer of all or substantially all of the properties and assets of the Company, or there shall be any reorganization or reclassification or change of outstanding Common Stock issuable upon the exercise of conversion rights hereunder (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination);

        (d) there shall be voluntary or involuntary dissolution, liquidation or winding-up of the Company; or

        (e) the Company proposes to take any action (other than the actions of the type described in Section 2.1) which would require and adjustment of the Conversion Price pursuant to Article 2;

        then the Company shall, at least 10 days prior to the applicable record date, provide written notice of such event to Banca del Gottardo stating
        (x) the record date in the United States of America as of which the holders of record of shares of Common Stock to be entitled to receive any such rights, warrants, or distributions are to be determined, or (y) the date in the United States of America on which such reorganization, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of record of the shares of Common Stock shall be entitled to vote upon, and, if approved, to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up.

3.2. If the event described in the notice given pursuant to Section 3.1. will result in an adjustment of the Conversion Price pursuant to Article 2, such notice shall also state the new Conversion Price unless the Conversion Price cannot be calculated at the time such notice is given.

3.3. The failure to give or publish the notice required by this Article 3 or any defect therein shall not affect the legality or validity of the proceedings referred to in Section 3.1.

ARTICLE 4

So long as any of the Convertible Notes remain convertible, the Company shall not take any action which would result in an adjustment of the Conversion Price pursuant to Article 2 if, after giving effect thereto, the Conversion Price would be decreased to such an extent that the Shares could not be legally issued, under applicable law of the jurisdiction of incorporation of the Company then in effect, at such decreased Conversion Price as fully-paid and non-assessable Shares.


ARTICLE 5

The Conversion Agent shall not at any time be responsible to any Noteholder for determining whether any facts exist (a) which may require any adjustment of the Conversion Price, (b) with respect to the nature or extent of any such adjustment when made, (c) with respect to the method employed, or herein or in any supplemental agreement (if any) provided to be employed in making any such adjustment. The Conversion Agent makes no representation as to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities, property or cash, which may at any time be issued or delivered upon the conversion of any Convertible Note. The Conversion Agent shall not be responsible for any failure of the Company to make any cash payment or to issue, transfer or deliver any shares of stock or stock certificates or other securities or property upon the surrender of any Note for the purpose of conversion or to comply with any of the covenants of the Company contained in these Conversion Provisions.


ARTICLE 6

6.1. In case of any consolidation of the Company with, or merger of the Company into, any other corporation (other than a consolidation or merger in which the Company is the continuing corporation), or in the case of any sale or transfer of all of the assets of the Company as an entirety or substantially as an entirety, the corporation formed by such consolidation or the corporation into which the Company shall have been merged or the corporation which shall have acquired such assets, as the case may be, shall execute with Banca del Gottardo a supplemental agreement which shall (a) provide that the holder of each Convertible Note then outstanding shall have the right to receive thereafter, during the period such Convertible Note shall be convertible as specified in
        Article 2, upon conversion of such Convertible Note, in lieu of each share of Common Stock deliverable on such conversion immediately prior to such event, only the kind and amount of shares and/or other securities and/or property and/or cash which are receivable, or which, but for the failure to distribute to holders of Common Stock all or substantially all of the consideration receivable on such sale or transfer of assets, would be receivable upon such consolidation, merger, sale or transfer by a holder of one share of Common Stock of the Company and (b) set forth the Conversion Price for the shares and/or other securities and/or property and/or cash so issuable, which shall be an amount equal to the Conversion Price per share of Common Stock of the Company immediately prior to such event.

6.2. In case of any reclassification or change of the shares of Common Stock issuable upon conversion of the Notes (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination) or in case of any consolidation or merger of another corporation into the Company in which the Company is the continuing corporation and in which the holders of the shares of Common Stock (including for this purpose shares reflecting a change in par value or from par value to no par value or as a result of a subdivision or combination of the shares of Common Stock), the Company shall execute with Banca del Gottardo a supplemental agreement which shall (a) provide that the holder of each Convertible Note then outstanding shall receive, upon conversion thereof, in lieu of each share of Common Stock of the Company deliverable upon such conversion immediately prior to such event, the kind and amount of shares and/or other securities and/or property and/or cash receivable upon such reclassification, change, consolidation or merger by a holder of one share of Common Stock, and
        (b) set forth the Conversion Price for the shares and/or other securities and/or property and/or cash so issuable, which shall be an amount equal to the Conversion Price per share of Common Stock immediately prior to such event.

6.3. If, as a result of Section 6.1 or Section 6.2, the holder of any Convertible Note thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of common stock of the Company, the Board of Directors (whose determination shall be conclusive) shall determine the allocation of the Conversion Price between or among shares of such classes of capital stock. Any supplemental agreement executed pursuant to Sections 6.1 and 6.2 shall provide for adjustments which shall be as nearly equivalent as practicable to the adjustments provided for herein, and, where appropriate, state the Conversion Price in terms of one full share of Common Stock or one full share of common stock of any successor or purchasing corporation. The terms of this Article 6 also shall apply to successive consolidations, merger, sales or transfers. In the event that at any time as a result of an adjustment made pursuant to this Article 6 the holder of any Note thereafter surrendered for conversion shall become entitled to receive any shares or securities other than shares of Common Stock, thereafter the prices or price of such other shares or other securities so receivable on conversion of any Convertible Note shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in
        Article 2, and the provisions of Article 2 with respect to the Common Stock shall apply on like terms to any such other shares.

6.4. The Conversion Agent shall have no responsibility for any consolidation, merger, sale or transfer, the form or substance of any plan relating thereto or the consequences thereof to any Noteholder.

        The Conversion Agent shall have no responsibility to determine the correctness of any provision contained in any supplemental agreement relating either to the kind or amount of shares of stock or securities or property receivable by Noteholders upon the conversion of their Convertible Notes after any such consolidation, merger, sale or transfer, or to any adjustment made with respect thereto. The Conversion Agent may, at its option, receive an opinion of counsel for the Company as conclusive evidence that any such supplemental agreement complies with the provisions of this Article.


ARTICLE 7

CONVERSION AGENT:


BANCA DEL GOTTARDO
Viale Stefano Franscini 8, 6901 Lugano